Since 1857

Contact:	Elaine Lintecum
Investor Relations
916-321-1846
elintecum@mcclatchy.com

McCLATCHY ANNOUNCES SALE OF MIAMI REAL ESTATE

SACRAMENTO, Calif., May 27, 2011 – The McClatchy Company (NYSE: MNI) announced today that it has sold 14.0 acres of Miami land, including the building housing its subsidiary The Miami Herald Media Company and an adjacent parking lot, for a purchase price of $236 million to Bayfront 2011 Property LLC, a subsidiary of Genting Malaysia Berhad (Genting). The transaction closed today.

The Miami Herald Media Company is the publisher of The Miami Herald, El Nuevo Herald, related websites and other media businesses. Genting and its affiliates are leading developers and operators of destination resorts around the world, including the United States, Malaysia, Manila, Singapore and the United Kingdom.

The Miami Herald Media Company will continue to operate from its existing location for up to two years rent free while McClatchy pursues other sites for its media operations. Approximately 9.4 acres of the land was previously under contract to be sold, but that agreement expired in January 2011.

Gary Pruitt, McClatchy’s chairman and chief executive, said, “We are pleased to complete this transaction. The Genting team has been great to work with and has been true to its word throughout our negotiations.

“This property, located on Biscayne Bay, has been home to The Miami Herald for many years. While locating newspaper operations on the bay may have made sense in the past, it no longer is the best fit.

“Importantly, the sale of this real estate has no impact on the mission of The Miami Herald and El Nuevo Herald,” Pruitt said. “The Miami Herald is the premier provider of news and information in South Florida, winning 20 Pulitzer Prizes and numerous other awards over a long and distinguished history of community service. El Nuevo Herald is among the finest Spanish language newspapers in the United States and is dedicated to serving the Hispanic community in South Florida and surrounding areas.

“The Miami Herald and El Nuevo Herald’s commitments to providing high quality, public service journalism on multiple platforms and to providing the broadest, most effective reach for their advertisers have never been stronger,” Pruitt said.

McClatchy will use $230 million of the proceeds as follows:

•	$163 million will be contributed to the company’s pension plan.
•	$65 million will be offered (the Offer) to the holders of the company’s 2017 senior secured notes (Noteholders) at par as required by the note indenture.
•	$2 million will be used to pay for transfer taxes associated with the sale.

The remaining $6 million will be held in an escrow account payable to McClatchy upon relocation of its Miami operations.

Pat Talamantes, McClatchy vice president and chief financial officer, said: “Making this significant, tax-deductible contribution to our pension plan strengthens our financial position. We reduce the company’s unfunded pension liability and substantially alleviate required future pension contributions, which will increase the amount of cash available for debt repayment.”

McClatchy’s unfunded pension liability at the end of April, after taking into account the $163 million contribution and other 2011 activity, was estimated to be approximately $267 million, down from $479 million at the end of 2010.

THIS PRESS RELEASE IS FOR INFORMATION PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE NOR A SOLICITATION FOR ACCEPTANCE OF AN OFFER. THE OFFER IS BEING MADE ONLY PURSUANT TO THE OFFER TO PURCHASE AND RELATED LETTER OF TRANSMITTAL THAT MCCLATCHY WILL DISTRIBUTE TO ITS NOTEHOLDERS. NOTEHOLDERS SHOULD READ CAREFULLY THE OFFER TO PURCHASE AND RELATED LETTER OF TRANSMITTAL BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF AND CONDITIONS TO THE OFFER, PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER.

About McClatchy

The McClatchy Company is the third largest newspaper company in the United States, publishing 30 daily newspapers, 43 non-dailies, and direct marketing and direct mail operations. McClatchy also operates leading local websites in each of its markets which extend its audience reach. The websites offer users comprehensive news and information, advertising, e-commerce and other services. Together with its newspapers and direct marketing products, these interactive operations make McClatchy the leading local media company in each of its premium high growth markets. McClatchy-owned newspapers include The Miami Herald, The Sacramento Bee, the Fort Worth Star-Telegram, The Kansas City Star, The Charlotte Observer and The News & Observer (Raleigh).

McClatchy also owns a portfolio of premium digital assets, including 15.0% of CareerBuilder, the nation's largest online job site, 25.6% of Classified Ventures, a newspaper industry partnership that offers two of the nation's premier classified websites: the auto website Cars.com and the rental site Apartments.com and 33.3% of HomeFinder, which operates the real estate website HomeFinder.com. McClatchy is listed on the New York Stock Exchange under the symbol MNI.

Additional Information:

Statements in this press release regarding future financial and operating results, including revenues, anticipated savings from cost reduction efforts, cash flows, debt levels, as well as future opportunities for the company and any other statements about management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the duration and depth of the economic recession; McClatchy may not generate cash from operations, or otherwise, necessary to reduce debt or meet debt covenants as expected; McClatchy may not consummate contemplated transactions to enable debt reduction on anticipated terms or at all; McClatchy may not achieve its expense reduction targets or may do harm to its operations in attempting to achieve such targets; McClatchy’s operations have been, and will likely continue to be, adversely affected by competition, including competition from internet publishing and advertising platforms; increases in the cost of newsprint; bankruptcies or financial strain of its major advertising customers; litigation or any potential litigation; geo-political uncertainties including the risk of war; changes in printing and distribution costs from anticipated levels; changes in interest rates; changes in pension assets and liabilities; changes in factors that impact pension contribution requirements, including, without limitation, the value of the company-owned real property that McClatchy has contributed to its pension plan; increased consolidation among major retailers in our markets or other events depressing the level of advertising; our inability to negotiate and obtain favorable terms under collective bargaining agreements with unions; competitive action by other companies; decreased circulation and diminished revenues from retail, classified and national advertising; and other factors, many of which are beyond our control; as well as the other risks detailed from time to time in the company’s publicly filed documents, including the company’s Annual Report on Form 10-K for the year ended Dec. 26, 2010, filed with the U.S. Securities and Exchange Commission. McClatchy disclaims any intention and assumes no obligation to update the forward-looking information contained in this release.

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